Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PATENT LICENSE AGREEMENT

This Agreement (this “Agreement”) is effective as of February 18, 2026 (the "EFFECTIVE DATE"), between Avenue Therapeutics, Inc. ("LICENSEE") having the address in Article 12 below, and Duke University, a nonprofit educational and research institution organized under the laws of North Carolina ("DUKE"). LICENSEE and DUKE hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1         “AFFILIATE” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a specified entity. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable. An AFFILIATE shall remain an AFFILIATE only for so long as such entity meets the requirements of this definition. The term “LICENSEE” will only include AFFILIATES(s) to the extent that this Agreement is assigned to such AFFILIATE or an AFFILIATE is granted a SUBLICENSE. All rights and obligations of LICENSEE set forth in this Agreement may be exercised or performed by or through LICENSEE’s AFFILIATES as if such AFFILIATES were LICENSEE, provided that LICENSEE shall be responsible for the failure of such of its AFFILIATES to comply with this Agreement. Notwithstanding the foregoing, an entity meeting the foregoing criteria shall not be deemed an AFFILIATE for purposes of this Agreement if such entity is: (i) organized under, owned or controlled (directly or indirectly) by, or otherwise affiliated with, a government, person, or jurisdiction subject to U.S. sanctions, export controls, or identified as a ‘country or entity of concern’ under applicable Federal regulations (including, without limitation, 28 C.F.R. Part 202, Executive Order 14117, and any successor regulations); and (ii) reasonably objected to in writing by DUKE on such basis. DUKE may withhold such approval in its sole discretion where required to comply with applicable law

1.2         “CHANGE OF CONTROL” means with respect to LICENSEE, (a) a merger or consolidation of LICENSEE with a third party that results in the voting securities of LICENSEE outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its AFFILIATES, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding voting securities of LICENSEE, or (c) the sale or other transfer to a third party of all or substantially all of such LICENSEE’S business (or that portion thereof to which the subject matter of this Agreement relates). For clarity, a CHANGE OF CONTROL does not include (i) an internal consolidation, merger, share exchange or other reorganization of LICENSEE between or among LICENSEE and one or more of its AFFILIATES, (ii) a sale of assets, merger, or other transaction effected exclusively for the purpose of changing domicile of LICENSEE, or (iii) any public offering of a LICENSEE’S or its AFFILIATES’ equity securities or other issuance of stock by a LICENSEE or an AFFILIATE in an equity financing (whether or not such offering or issuance results in the circumstances described in clause (b)).

1.3         “COMMERCIALLY REASONABLE EFFORTS” means, with respect to an obligation regarding development of a LICENSED PRODUCT, such efforts that are consistent with those typically used by a biotechnology or pharmaceutical company of comparable size and with comparable resources in the performance of such an obligation for a similar pharmaceutical or biological product (including the research, development, manufacture, and commercialization of a pharmaceutical or biological product), as applicable, at a similar stage in its research, development, or commercial life as such LICENSED PRODUCT, and that has commercial and market potential similar to such LICENSED PRODUCT, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, costs, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, corporate resources, present and future market and commercial potential, the likelihood of receipt of REGULATORY APPROVAL, profitability (including pricing and reimbursement status achieved or likely to be achieved), the existence and developmental stages of alternative products and programs, and legal issues.

1.4         “COMBINATION PRODUCT” means a LICENSED PRODUCT that is sold, packaged, blended, or otherwise combined with one (1) or more other products or technologies (other than LICENSED PRODUCTS) that (i) have significant independent utility, or are (or can serve as the basis of) a tangible, separately saleable pharmaceutical product or medical component, and (ii) are not covered by a VALID CLAIM of the PATENT RIGHTS (such other products or technologies, but excluding any intangible rights or assets, including trademarks, trade names, logos, marketing rights, regulatory exclusivity, software, services, or any other intangible rights or assets, the “OTHER PRODUCTS”).

1.5         “COVER” or “COVERED BY” means (a) with respect to a product, method, or service, that the manufacture/making, use, sale, offer to sell, or import of such product, method or service would, absent the licenses to be granted in accordance with this Agreement, infringe, or induce or contribute to infringement of, a VALID CLAIM, and/or (b) with respect to a product, method, or service and KNOW HOW, that such product, method, or service uses, incorporates, or is discovered, developed, or produced through the use of any KNOW-HOW.

1.6         “DUKE,” as used in Articles 9 and 10, shall include its trustees, officers, employees, students, and agents.

1.7         “DUKE IND” means: (a) the Investigational New Drug application having the IND number [***], and the contents thereof; and (b) all amendments, supplements, reports, submissions, correspondence, or the like with respect thereto.

1.8         “FIELD OF USE” means all uses and applications, including, without limitation, the prevention, treatment, diagnosis, detection, monitoring or predisposition testing of all diseases, states or conditions in humans or animals.

1.9         “FIRST COMMERCIAL SALE” means the first SALE through a bona fide arm’s length transaction, or commercial use, of any LICENSED PRODUCT by a SELLING PARTY, excluding the SALE of a LICENSED PRODUCT for use in research, development, trials, evaluation purposes, as a sample, for resale by a SELLING PARTY, or that is of temporary availability.

1.10         “IMPROVEMENT” means any invention, patentable or otherwise, conceived under the direction of Professor Dwight D. Koeberl where the invention is (a) not encumbered by any third party rights, (b) has been disclosed to DUKE’s Office for Translation & Commercialization within two (2) years of the EFFECTIVE DATE, and (c) for patentable IMPROVEMENTS, would necessarily infringe at least one issued VALID CLAIM in the FIELD OF USE.

1.11         “KNOW-HOW” means as of the EFFECTIVE DATE: (a) the DUKE IND; and (b) any know-how, technical information, tangible materials, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, designs, drawings and/or data, expressly identified in Exhibit B.

1.12         “LICENSED PRODUCT(S)” means any product, method or service that is COVERED BY a VALID CLAIM or by KNOW-HOW.

1.13         “MAJOR MARKET COUNTRY” means any of Japan, Taiwan, the United Kingdom, Germany, France or the European Union as a whole.

1.14         “NET SALES” means, with respect to a LICENSED PRODUCT sold in a county during the applicable ROYALTY TERM therefor, the total amount billed or invoiced on SALES of such LICENSED PRODUCT by a SELLING PARTY in the TERRITORY to third parties (including third party wholesalers and third party distributors), in bona fide arm’s length transactions, less the following deductions, and in each case related specifically (or reasonably allocated by such SELLING PARTY in accordance with its standard policies and procedures consistently applied across its products) to the LICENSED PRODUCT:

(a)         trade, cash, quantity, and other discounts, charge-back payments, and rebates, including but not limited to those actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, and national, state, or local governments;

(b)         credits, chargebacks, rebates, or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections, or returns of such LICENSED PRODUCT, including in connection with recalls and retroactive price reductions;

(c)         taxes (excluding income or franchise taxes of any kind), duties, tariffs, mandated contribution, or other governmental charges levied on the sale of such LICENSED PRODUCT, including VAT (net of reimbursement of any value added taxes actually received), excise taxes and sales taxes;

(d)         any invoiced amounts from a prior period which are not collected and are written off by the SELLING PARTY, including bad debts (provided that if the debt is thereafter paid, the corresponding amount shall be added to the NET SALES for the period during which it is paid);

(e)         packaging, freight, postage, shipping, transportation, warehousing, handling, export/import and insurance charges, in each case, actually allowed or paid for delivery of such LICENSED PRODUCT, and any customary payments with respect to such LICENSED PRODUCT actually made to wholesalers or other distributors, in each case, actually allowed or paid for distribution, delivery, or inventory management of such LICENSED PRODUCT;

(f)         any sales, credits, or allowances given or made with respect to such LICENSED PRODUCT for wastage replacement;

(g)         any other similar and customary deductions that are consistent with GAAP or IFRS as consistently applied by SELLING PARTY to all of its products, but which may not be duplicative of the above deductions;

(h)         the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such LICENSED PRODUCT;

(i)         that portion of the sales value associated with drug delivery systems; and

(j)         that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) to the extent reasonably allocable to sales of such LICENSED PRODUCT in a manner consistent with that the applicable SELLING PARTY uses to calculate net sales for its other products in accordance with GAAP or IFRS.

Where a SELLING PARTY receives any consideration other than cash for such transactions otherwise qualifying as NET SALES, fair market cash value for such consideration, as reasonably determined in good faith by such SELLING PARTY, shall be included in NET SALES. Notwithstanding anything to the contrary, NET SALES shall not include, and shall be deemed zero with respect to, (i) the distribution of reasonable quantities of promotional samples of LICENSED PRODUCTS, (ii) LICENSED PRODUCTS provided for research, development, or evaluation purposes at a price that is at or below LICENSEE’s or the applicable SUBLICENSEE’s reasonable, documented direct cost to manufacture, procure, or provide such LICENSED PRODUCTS, calculated in a reasonable, good faith manner consistent with such party’s standard accounting practices for its other products and services, or (iii) LICENSED PRODUCTS provided by or on behalf of a SELLING PARTY for purposes of resale, provided such resale is subject to royalties on which payments are due under Paragraph 3.1(b).

If a COMBINATION PRODUCT is sold in a country during the applicable ROYALTY TERM, NET SALES thereof in such country for the purposes of calculating royalties due on such COMBINATION PRODUCT shall be calculated by multiplying the actual NET SALES of such COMBINATION PRODUCT in such country by the result of the formula “A / (A + B)”, where “A” is the weighted average selling price of the LICENSED PRODUCT included within such COMBINATION PRODUCT when sold separately (i.e., not as a COMBINATION PRODUCT) during the ROYALTY PERIOD in question in such country, and “B” is the weighted average selling price of the OTHER PRODUCT(S) in the COMBINATION PRODUCT when sold separately (i.e., not in combination with any other products) during the ROYALTY PERIOD in question in such country.

If the weighted average selling price of the LICENSED PRODUCT in a country can be determined, but the weighted average selling price of the Other Product(s) in such country cannot be determined, then NET SALES in such country, for purposes of determining royalty payments due on such COMBINATION PRODUCT, shall be calculated by multiplying the NET SALES of the COMBINATION PRODUCT in such country by the fraction “A / C”, where “A” is the weighted average selling price of the LICENSED PRODUCT when sold separately in finished form in such country and “C” is the weighted average selling price of the COMBINATION PRODUCT in such country.

If the weighted average selling price of the Other Product(s) in a country can be determined but the weighted average selling price of the LICENSED PRODUCT cannot be determined in such country, then NET SALES in such country, for purposes of determining royalty payments due on such COMBINATION PRODUCT, shall be calculated by multiplying the NET SALES of the COMBINATION LICENSED PRODUCT in such country by the result of the formula “1 – (B / C)”, where “B” is the weighted average selling price of the OTHER PRODUCT(S) when sold separately in finished form in such country and “C” is the weighted average selling price of the COMBINATION PRODUCT in such country.

If neither the LICENSED PRODUCT nor the Other Product(s) are sold separately in such country during the relevant period, then NET SALES allocable to such COMBINATION PRODUCT in such country during such ROYALTY PERIOD for royalty calculation purposes will be reasonably determined in good faith by mutual agreement between the parties, such agreement not to be unreasonably withheld, based on an equitable method that takes into account the relative values of the LICENSED PRODUCT and Other Product portions of such COMBINATION PRODUCT.

1.15         “NDA” means: (a) a New Drug Application (within the meaning of 21 C.F.R. 314.50); or (b) any corresponding foreign application for approval for the commercial marketing and sale of a product for human therapeutic or prophylactic use in the applicable country or jurisdiction.

1.16         “PATENT RIGHTS” means DUKE’S rights under the following:

(a)         the United States and foreign patent(s) and/or patent application(s) as provided in Exhibit A;

(b)         any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A;

(c)         any divisionals and continuations of patents or patent applications included in (a) or (b) above (but not continuations-in-part, except as provided in (d) below);

(d)         any claims of continuation-in-part applications that claim priority to the patent applications listed in Exhibit A, but only to the extent such claims are directed specifically to subject matter described in at least one of the patents or patent applications identified in Exhibit A that meet the written description requirements of the first paragraph of 35 U.S.C. Section 112;

(e)         any foreign patent applications, foreign patents or related foreign patent documents that claim priority to a patent or patent application included in (a), (b), (c), or (d) above; and

(f)         any patents, reissues, re-examinations, renewals, substitutions, and extensions issuing from any of the preceding items referenced in (a), (b), (c), (d), or (e) above.

1.17         “PHASE III TRIAL” a human clinical trial of a LICENSED PRODUCT, which trial is designed to: (a) establish that a LICENSED PRODUCT is safe and efficacious for its intended use; (b) define warnings, precautions, and adverse reactions that are associated with the LICENSED PRODUCT in the dosage range to be prescribed; (c) support an application for REGULATORY APPROVAL of such LICENSED PRODUCT for human therapeutic use; and (d) generally consistent with 21 CFR 312.21(c).

1.18         “PIVOTAL TRIAL” means: (a) a PHASE III TRIAL; or (b) any other human clinical trial of a LICENSED PRODUCT that is intended, as evidenced by public statements or public disclosures made by or on behalf of LICENSEE, its AFFILIATES, or a SUBLICENSEE, or the contents of any clinical trial protocol or regulatory filing, to support the submission and acceptance of an application for REGULATORY APPROVAL, and receipt of REGULATORY APPROVAL, without conduct of any subsequent human clinical trial.

1.19         “PRV” means a “Priority Review Voucher” as defined in 21 U.S.C. §360ff, as the same may be amended from time-to-time, that may be issued to LICENSEE in connection with LICENSEE’s receipt of REGULATORY APPROVAL in the US.

1.20         “REGULATORY APPROVAL” means any and all approvals, licenses, registrations, or authorizations of the relevant regulatory authority, necessary for the development, manufacture, use, storage, import, transport and commercialization of a given LICENSED PRODUCT in a particular country or jurisdiction. For the avoidance of doubt, REGULATORY APPROVAL outside of the United States shall include any pricing or marketing approval needed prior to the sale of a LICENSED PRODUCT in the FIELD OF USE.

1.21         “ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.22         “ROYALTY TERM” means, on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis, the period beginning on the date of FIRST COMMERCIAL SALE of such LICENSED PRODUCT in such country and ending on the later to occur of: (a) the date on which such LICENSED PRODUCT is no longer COVERED by a VALID CLAIM in the country in which the sale of such LICENSED PRODUCT occurs, or (b) eight (8) years from the FIRST COMMERCIAL SALE of such LICENSED PRODUCT in such country.

1.23         “SALE” means sale, rental, or lease, however characterized, and SOLD means the past tense of SALE.

1.24         “SELLING PARTY” means either LICENSEE or SUBLICENSEE, as the case may be.

1.25         “SUBLICENSE AGREEMENT” means any agreement pursuant to which any rights licensed to LICENSEE under Paragraph 2.1 of this Agreement are sublicensed to the applicable SUBLICENSEE.

1.26         “SUBLICENSEE(S)” means any person or entity in writing sublicensed, or granted a written sublicense to any rights licensed to LICENSEE under Paragraph 2.1 of this Agreement.

1.27         “SUBLICENSING INCOME” means the sum of any cash payments plus the fair market value of all equity consideration (as reasonably determined in good faith by LICENSEE) received by LICENSEE from a SUBLICENSEE in consideration of the grant of a sublicense under the PATENT RIGHTS or KNOW-HOW (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by LICENSEE), including any license fee, license maintenance fee, option fee, milestone payments, and annual fees in excess of earned royalties, but excluding: (a) royalties paid by or on behalf of a SUBLICENSEE, (b) amounts received for equity or debt investments in, or loan proceeds to, LICENSEE provided that any such amounts paid in excess of fair market value thereof (as reasonably determined in good faith by LICENSEE) shall be deemed SUBLICENSING INCOME, (c) payments by SUBLICENSEES for payment or reimbursement of patent prosecution, defense, enforcement and maintenance and other related expenses, (d) payments by SUBLICENSEES for bona fide research, development, manufacturing or commercialization activities (including, without limitation, payments for FTEs), (e) any profit share for any product, and (f) payment received in a transaction that constitutes a CHANGE OF CONTROL of LICENSEE.

1.28         “TERRITORY” means worldwide.

1.29         “VALID CLAIM” means, with respect to a particular country, (a) any claim of an issued and unexpired PATENT RIGHT in such country that (i) has not been held revoked, unenforceable, canceled or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a claim of a pending PATENT RIGHT application that has not been finally abandoned or finally rejected or expired and which has been pending seven (7) years from the date of filing of the earliest priority PATENT RIGHT application to which such pending PATENT RIGHT application is entitled to claim benefit. Any claim in a pending patent application that is filed after seven (7) years from its earliest priority date will not be considered a VALID CLAIM until such claim is granted and meets the requirement of clause (a) of this definition.

ARTICLE 2 – GRANT OF LICENSE

2.1         DUKE hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS and a non-exclusive license to KNOW-HOW, in each case with the right to grant sublicenses through multiple tiers, subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to research, develop, have developed, make, have made, import, have imported, export, have exported, use, have used, market, offer for sale, sell, and otherwise exploit LICENSED PRODUCTS.

2.2         DUKE shall disclose to LICENSEE all IMPROVEMENTS in writing, promptly after DUKE becomes aware of the creation of any such IMPROVEMENT. LICENSEE shall have an option for a period of three (3) months from disclosure of an IMPROVEMENT to request that: (a) patentable IMPROVEMENTS be added to the list of PATENT RIGHTS and/or (b) non-patentable IMPROVEMENTS be added as KNOW-HOW to Exhibit B of the Agreement, in both cases by mutual agreement of the parties and on the same terms of the Agreement.

2.3         DUKE retains the right to practice or license any invention, product, or method covered by the PATENT RIGHTS for its own educational, non-commercial research and clinical purposes without restriction and without payment of royalties or other fees, including without limitation the right to provide licenses to the PATENT RIGHTS to governmental laboratories and to other non-profit or not-for-profit institutions for such purposes. For the purposes of this Agreement, “non-commercial research” means the use of PATENT RIGHTS for academic research or other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not use PATENT RIGHTS in the production or manufacture of a LICENSED PRODUCT.

2.4         This Agreement will begin on the EFFECTIVE DATE and will expire upon the expiration of the last to expire ROYALTY TERM, unless sooner terminated as provided in another specific provision of this Agreement. Following expiration of the applicable ROYALTY TERM for any LICENSED PRODUCT in a given country, no further royalties would be payable in respect of sales of such LICENSED PRODUCT in such country, the SALES of such LICENSED PRODUCT will no longer be counted for purposes of establishing royalty tiers, and thereafter the licenses granted to LICENSEE with respect to such LICENSED PRODUCT in such country will automatically become fully paid-up, perpetual, irrevocable, freely transferable, and royalty-free.

2.5         The licenses granted in this Agreement are subject to any rights required to be granted under applicable law, or required to be retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. To the extent applicable, LICENSEE agrees to comply in all respects, including LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States; and shall provide DUKE with all reasonably requested information and cooperation for DUKE to comply with applicable provisions of the same and any requirements of any agreements between DUKE and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers as necessary to meet the requirements of 35 U.S.C. 287 so that the full benefits of patent enforcement may be realized. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and SALE.

2.6         DUKE hereby grants to LICENSEE an exclusive right to reference the DUKE IND for the research, development, manufacture, and commercialization of LICENSED PRODUCTS in the FIELD OF USE and the TERRITORY, which right shall be sublicensable through multiple tiers. Upon LICENSEE’s request, DUKE shall provide LICENSEE with a copy of the DUKE IND.

2.7         Promptly after the EFFECTIVE DATE, DUKE shall assign to LICENSEE, and hereby does assign to LICENSEE, all of DUKE’s right, title, and interest in and to any orphan drug designation with the Orphan Drug Designation number 16-5463, obtained prior to the EFFECTIVE DATE from the FDA pursuant to 21 C.F.R. Part 316 for any LICENSED PRODUCT, including any amendments or supplements thereto and any related applications, submissions, notifications, registrations, or other filings or correspondence to or from the FDA. DUKE shall reasonably cooperate with LICENSEE in the filing of any reasonably appropriate transfer letters with the FDA with respect thereto.

ARTICLE 3 - CONSIDERATION

3.1         During the ROYALTY TERM, LICENSEE shall pay the following to DUKE:

(a)         A License Issue Fee equal to Ten Thousand U.S. Dollars ($10,000), due within thirty (30) days after the EFFECTIVE DATE.

(b)         Royalties, on a LICENSED PRODUCT-by-LICENSED PRODUCT basis, equal to:

(1)         [***] of the first [***] of NET SALES in a particular calendar year; and

(2)         [***] of NET SALES exceeding [***] in a particular calendar year;

provided, however, that the above royalty rates will be reduced by 50% with respect to any royalties payable on NET SALES of any LICENSED PRODUCT in any country in which such LICENSED PRODUCT is not COVERED by a VALID CLAIM.

Notwithstanding anything to the contrary, if LICENSEE or a SUBLICENSEE pays consideration to any third party for the grant of rights to any patent rights or other intellectual property rights that, in the reasonable judgment of LICENSEE or a SUBLICENSEE, would be infringed by or are otherwise necessary or useful for the manufacture, importation, use, offer for SALE, or SALE of a LICENSED PRODUCT, then LICENSEE shall be entitled to deduct fifty percent (50%) of such consideration paid to such third party from the amounts payable to DUKE under this Paragraph 3.1(b) or Paragraph 3.1(e). However, in no event shall the amount payable to DUKE under such Paragraphs for any ROYALTY PERIOD be reduced to less than fifty percent (50%) of such amounts that would, absent the effects of this paragraph, otherwise be due thereunder, provided that LICENSEE shall have the right to carry forward (and apply against such payments due for any future ROYALTY PERIOD) any amounts that it was not able to credit on account of the royalty floor set forth in this paragraph, subject to such floor in each ROYALTY PERIOD. In the event that LICENSEE or a SUBLICENSEE exercises its rights under this Paragraph, the Parties shall, on DUKE’s request, meet in good faith to discuss any reductions or offsets applicable to third party licenses to ensure that the offset in this Paragraph does not disproportionally impact DUKE in relation to such other licensors.

(c)         A percentage of all SUBLICENSING INCOME, determined as follows:

(1)         [***] of all SUBLICENSING INCOME received prior to the earlier to occur of (A) dosing of the 3rd subject in the first PIVOTAL TRIAL sponsored by or on behalf of LICENSEE, or (B) submission by LICENSEE of an NDA for a LICENSED PRODUCT (such earlier time, the “SUBLICENSING INCOME REDUCTION DATE”); and

(2)         [***] of all SUBLICENSING INCOME received following the SUBLICENSING INCOME REDUCTION DATE.

(d)         In addition to payment of ongoing patent expenses pursuant to Article 7 hereof, LICENSEE shall reimburse DUKE for patent expenses incurred by DUKE for filing and prosecution of PATENT RIGHTS prior to the EFFECTIVE DATE, such payment due within thirty (30) days of receipt of invoice from DUKE, which amount totals, as of the EFFECTIVE DATE, estimated at [***] (“PAST PATENT EXPENSES”).

(e)         Minimum Annual Royalties. Minimum annual royalties are due with respect to each calendar year set forth below on January 31 of the following calendar year (“MINIMUM ANNUAL ROYALTIES”). MINIMUM ANNUAL ROYALTIES shall only be payable with respect to a particular calendar year to the extent the aggregate amounts payable to DUKE under Paragraphs 3.1(b), 3.1(c), and 3.1(f) with respect to NET SALES made, SUBLICENSING INCOME received, and MILESTONE PAYMENTS due for MILESTONES achieved during such calendar year do not equal or exceed such calendar year’s MINIMUM ANNUAL ROYALTIES. The MINIMUM ANNUAL ROYALTIES are:

(1)         for calendar year 2028 and each calendar year thereafter through the calendar year in which the first REGULATORY APPROVAL of a LICENSED PRODUCT is granted to LICENSEE in the US: [***]; and

(2)         for each year following the calendar year in which the first REGULATORY APPROVAL of a LICENSED PRODUCT is granted to LICENSEE in the US: [***].

(f)         Each of the following payments (each a “MILESTONE PAYMENT”) shall be due upon achieving the indicated milestone (“MILESTONE”) for each LICENSED PRODUCT(S). LICENSEE shall make each such MILESTONE PAYMENT irrespective of whether the associated MILESTONE was reached by LICENSEE itself, by a SUBLICENSEE and/or a third party acting on behalf of LICENSEE or a SUBLICENSEE. MILESTONE PAYMENTS are due within sixty (60) days of LICENSEE achieving the associated MILESTONE and are non-refundable and non-creditable. For purposes of this Agreement, a particular LICENSED PRODUCT shall only be considered different from another LICENSED PRODUCT if such LICENSED PRODUCTS contain different active pharmaceutical ingredients (or combinations thereof). Each MILESTONE PAYMENT is due only once per LICENSED PRODUCT, regardless of how many times the corresponding MILESTONE may be achieved, and regardless of the number of dosages, formulations, or indications thereof.

(1)         Dosing of the 3rd subject in the first PIVOTAL TRIAL sponsored by or on behalf of LICENSEE, its AFFILIATE, or a SUBLICENSEE: [***]

(2)         Upon the first submission by LICENSEE, its AFFILIATE or SUBLICENSEE of an NDA for a LICENSED PRODUCT in the US: [***]

(3)         Upon REGULATORY APPROVAL of the first LICENSED PRODUCT in the US: [***]

(4)         Upon REGULATORY APPROVAL of the first LICENSED PRODUCT being granted to LICENSEE, its AFFILIATE, or a SUBLICENSEE in a MAJOR MARKET COUNTRY: [***]

(5)         Following conclusion of the first calendar year in which aggregate annual NET SALES meet or exceed [***]: [***]

(6)         Following conclusion of the first calendar year in which aggregate annual NET SALES meet or exceed [***]: [***]

3.2         LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT is COVERED BY more than one VALID CLAIM or the same LICENSED PRODUCT is COVERED BY VALID CLAIMS in two or more countries.

3.3         All payments due to DUKE under this Agreement shall be made payable to “Duke University.” Payments drawn directly on a U.S. bank may be made by either check to the address in Article 12 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by DUKE. If payments are made by wire, the wiring instructions below must be followed.

Account name: [***]Account number: [***]Account type: [***]

ACH/Wire routing number: [***]

SWIFT/BIC code: [***]

Bank name and address: [***]Attention: [***]Email:         [***]

All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wells Fargo Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.4         Royalty payments made pursuant to Paragraph 3.1(b) shall be made on a semi-annual basis with submission of the reports required by Article 4 (i.e., within 60 days after the end of the applicable ROYALTY PERIOD). All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of two percent (2%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $500, whichever is greater. The payment of such interest shall not foreclose DUKE from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse DUKE for its reasonable and documented out-of-pocket expenses, including reasonable external attorney fees, incurred to collect any undisputed amounts overdue more than 120 days.

3.5         All payments and fees, including all milestone fees, made under this Agreement are and shall be non-refundable and, except as explicitly set forth herein, non-creditable. DUKE shall have no obligation whatsoever to pay, return, credit, or refund any amounts paid hereunder, except as may be specifically provided herein. By way of example only, notwithstanding the deductions permitted to NET SALES, DUKE shall have no obligation to pay any amounts to LICENSEE even if such deductions should result in a negative amount for NET SALES in any given ROYALTY PERIOD.

3.6         Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to DUKE, then the sum payable to DUKE (if any) shall be increased by the amount necessary to yield to DUKE an amount equal to the sum it would have received had no withholdings or deductions been required. DUKE shall cooperate reasonably with LICENSEE or any SUBLICENSEE in the event LICENSEE or any SUBLICENSEE elects to seek or assert, at its own expense, any exemption from, refund of, or credit with respect to any such tax or deduction. Additionally, if DUKE is issued or awarded any credit or refund, the amount of any such credit or refund shall be applied against future amounts payable to DUKE under this Agreement.

3.7         If LICENSEE sells a PRV to a third party in a bona fide sale transaction, then LICENSEE will pay to DUKE a payment based on the fair market value of the gross consideration (in any form) received by LICENSEE from such third party for such sale, less reasonable, out-of-pocket, transaction-related costs and expenses incurred by LICENSEE in connection with such sale (“PRV NET PROCEEDS”), which payment shall be in an amount equal to: (i) [***] of such PRV NET PROCEEDS, if such PRV NET PROCEEDS are less than or equal to [***]; (ii) [***], if such PRV NET PROCEEDS are greater than [***], but less than or equal to [***]; or (iii) [***] of such PRV NET PROCEEDS, if such PRV NET PROCEEDS are greater than [***].

ARTICLE 4 - REPORTS

4.1         Until the FIRST COMMERCIAL SALE, by July 31 of each year LICENSEE shall provide to DUKE a written annual report that includes reports on progress since the prior annual report and general future plans regarding, with respect to LICENSED PRODUCTS: research and development, REGULATORY APPROVALS, manufacturing, sublicensing, marketing and SALES, including each MILESTONE under Article 3 or DILIGENCE MILESTONE Article 5 having a deadline during the ROYALTY PERIOD, and a specific identification of whether or not it was achieved.

Within sixty (60) days after a FIRST COMMERCIAL SALE, LICENSEE shall specifically report to DUKE the approximate date of such SALE, a brief description of the LICENSED PRODUCT subject of the SALE, full name under which such LICENSED PRODUCT was sold, and country or U.S. state of manufacturing.

4.2         After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to DUKE for each ROYALTY PERIOD. Specifically, within 60 days after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement, LICENSEE shall report to DUKE for the applicable ROYALTY PERIOD:

(a)         number of LICENSED PRODUCTS sold, leased, or distributed, however characterized, by LICENSEE and each SUBLICENSEE;

(b)         NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS SOLD by LICENSEE and all SUBLICENSEES;

(c)         deductions applicable as provided in the definition for NET SALES;

(d)         SUBLICENSING INCOME due on payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures;

(e)         foreign currency conversion rate and calculations (if applicable) and total royalties due;

(f)         each MILESTONE achieved under Article 3, or each DILIGENCE MILESTONE under Article 5, having a deadline during the ROYALTY PERIOD, and a specific identification of whether or not it was achieved;

(g)         for each SUBLICENSE AGREEMENT or amendment thereto completed in the particular ROYALTY PERIOD (including agreements under which LICENSEE will have LICENSED PRODUCTS made by a third party): names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 6) of such SUBLICENSEE; the date of each agreement and amendment; the territory of the sublicense; the scope of the sublicense; and the nature, timing and amounts of all fees and royalties to be paid thereunder;

(h)         summary of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and SALES, and general plans for the future with respect to LICENSED PRODUCTS;

(i)         the approximate date of FIRST COMMERCIAL SALE in each country, to the extent reasonably ascertainable, by LICENSEE and all SUBLICENSEES and AFFILIATES of LICENSEE; and

(j)         the country or U.S. state of manufacturing of LICENSED PRODUCTS by LICENSEE and all SUBLICENSEES.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description, country of manufacture and country of SALE of LICENSED PRODUCTS.

If no payment is due, LICENSEE shall so report to DUKE that no payment is due. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement. LICENSEE agrees to reasonably cooperate with DUKE regarding any questions it may have relating to compliance with this Agreement, for example to discuss the information in reports.

4.3         LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall: (a) open its records for inspection upon reasonable notice during business hours, and no more than once per year, by an independent certified accountant selected by DUKE and reasonably acceptable to LICENSEE, for the purpose of verifying the amount of payments due, and shall provide information to DUKE’s accountant to facilitate such inspection; and (b) retain such records for three (3) years from date of origination. LICENSEE shall, upon DUKE’s reasonable written request, at DUKE’s expense, and subject to the applicable audit provisions of any such SUBLICENSE, exercise its audit rights with respect to royalties payable on LICENSED PRODUCTS under sublicenses granted by LICENSEE and report the results thereof to DUKE.

The terms of this Article shall survive any termination of this Agreement. DUKE is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent of royalties due DUKE, then LICENSEE shall pay all reasonable, documented, out-of-pocket expenses of that inspection and the amount of the underpayment and interest to DUKE within twenty-one days of written notice thereof. LICENSEE shall also reimburse DUKE for its reasonable, documented, out-of-pocket expenses required to collect the amount underpaid if LICENSEE fails to pay the underpaid amount within such twenty-one (21)-day period. Any overpayment revealed by any such inspection shall be credited against future amounts due hereunder or promptly refunded to LICENSEE, as elected by LICENSEE.

ARTICLE 5 - DILIGENCE

5.1         LICENSEE shall use COMMERCIALLY REASONABLE EFFORTS to bring at least one (1) LICENSED PRODUCT to market within the TERRITORY.

5.2         Without limiting Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS (together the “DILIGENCE MILESTONES”) by the dates set forth below (the “ACHIEVEMENT DATE”):

(a)         Enrollment of 1st subject in a PIVOTAL TRIAL sponsored by LICENSEE, its AFFILIATE, or a SUBLICENSEE, within three (3) years after the EFFECTIVE DATE

(b)         First submission by LICENSEE, its AFFILIATE, or a SUBLICENSEE of an NDA for a LICENSED PRODUCT, within three (3) years after receipt by LICENSEE of the final clinical study report pertaining to the first PIVOTAL TRIAL

5.3         LICENSEE must achieve each DILIGENCE MILESTONE on or before the ACHIEVEMENT DATE and DUKE shall have the sole discretion to determine the validity of a DILIGENCE MILESTONE being reached. LICENSEE shall notify DUKE within thirty days after each ACHIEVEMENT DATE as to whether or not such DILIGENCE MILESTONE was met. If LICENSEE fails to meet any DILIGENCE MILESTONE under this Article by the ACHIEVEMENT DATE, LICENSEE will be deemed to be in material breach of this Agreement, and DUKE may terminate the Agreement effective on thirty days’ notice, unless LICENSEE achieves the DILIGENCE MILESTONE within this thirty-day period. If LICENSEE in unable to meet a DILIGENCE MILESTONE (for any reason), then LICENSEE may, in its sole discretion, elect to extend each DILIGENCE MILESTONE by one (1) year by making a per-extension payment of [***] to DUKE. LICENSEE may effect up to two (2) such extensions.

ARTICLE 6 - SUBLICENSING

6.1         LICENSEE shall notify DUKE in writing of every SUBLICENSE AGREEMENT and each amendment thereto within thirty days after their execution, and indicate the name of the SUBLICENSEE, the territory of the SUBLICENSE AGREEMENT, the scope of the SUBLICENSE AGREEMENT, and the nature, timing and amounts of all fees and royalties to be paid thereunder, and whether or not the SUBLICENSEE has greater or fewer than 500 employees. Upon written request by DUKE, LICENSEE shall provide DUKE with a copy of SUBLICENSE AGREEMENTS, which may be reasonably redacted to remove any confidential financial terms or proprietary scientific information to the extent such redactions do not prevent DUKE from ensuring such SUBLICENSE AGREEMENT complies with the requirements set forth in this Article 6.

6.2         LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any SUBLICENSE AGREEMENT under this Agreement, without the express prior written permission of DUKE.

6.3         LICENSEE shall require that all SUBLICENSE AGREEMENTS: (a) be consistent with the terms and conditions of this Agreement; (b) contain the SUBLICENSEE'S acknowledgment of the disclaimer of warranty and limitation on DUKE's liability, as provided by Article 9 below; and (c) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records), 10.1 (duty to defend, hold harmless, and indemnify DUKE), 10.3 (duty to maintain insurance), 2.5 (duty to properly mark LICENSED PRODUCTS with patent notices), and 15.5 (duty to restrict the use of DUKE's name).

6.4         If the Agreement terminates for any reason, any sublicenses granted hereunder shall, to the extent provided in the applicable SUBLICENSE AGREEMENT, remain in effect as a direct license from, and be automatically assigned to, DUKE, provided that such SUBLICENSE AGREEMENT requires the SUBLICENSEE to thereafter pay DUKE any consideration that would have been due to LICENSEE with respect to, and to the extent corresponding to, the exercise of the rights hereunder that are granted in such SUBLICENSE AGREEMENT; provided that (a) upon DUKE’s written request, DUKE and SUBLICENSEE will discuss in good faith any appropriate modifications to the terms and conditions of such SUBLICENSE AGREEMENT and (b) DUKE shall not be obligated to be assigned a SUBLICENSE AGREEMENT to the extent having a scope of PATENT RIGHTS, FIELD OF USE, TERRITORY, or other obligation on the part of DUKE that would exceed those in this Agreement.

DUKE’s obligation above will apply only if: (a) DUKE is permitted to be assigned such SUBLICENSE AGREEMENT under applicable law; (b) SUBLICENSEE provides written notice to both DUKE and LICENSEE within 90 days after such termination of its desire for such assignment; (c) SUBLICENSEE is not an AFFILIATE of LICENSEE; (d) SUBLICENSEE is not in material breach of the SUBLICENSE AGREEMENT; and (e) LICENSEE or its AFFILIATE remains responsible for all other obligations under the agreement granting such sublicense to the extent applicable to LICENSEE or its AFFILIATE and in excess of DUKE’s obligations under this Agreement.

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1         Subject to the terms of this Agreement, LICENSEE shall have the first right (but not obligation) and responsibility, at its sole expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings, reexaminations, post-grant proceedings, or oppositions), and maintenance of the PATENT RIGHTS, provided that it obtains DUKE’s written approval of the legal counsel that LICENSEE shall retain for such purposes, such approval not to be unreasonably withheld or delayed.

LICENSEE will provide, or direct outside patent counsel to provide, DUKE with copies of all applications in the PATENT RIGHTS and all patents that issue from the PATENT RIGHTS, including copies of all office actions, responses and all other material communications from the U.S. Patent and Trademark Office and the patent offices in any other jurisdictions.

LICENSEE shall keep DUKE reasonably informed of the status of all such activities and shall provide any proposed responses to substantive office actions or other communications to the U.S. Patent and Trademark Office or any foreign patent office in a timely manner to allow DUKE a reasonable opportunity to review and comment. The Parties agree to meet, as needed, to discuss prosecution strategy and make good faith efforts to align interests. DUKE shall have the right, but not the obligation, and at its sole expense, to provide input on such matters relating to prosecution and maintenance, and LICENSEE shall consider DUKE's comments in good faith.

7.2         LICENSEE shall, on an ongoing basis: (i) prosecute or maintain the PATENT RIGHTS with reasonable diligence; and (ii) keep DUKE reasonably informed regarding the filing, prosecution, maintenance, and defense of the PATENT RIGHTS by LICENSEE, and shall allow DUKE to review, comment, and advise upon such filing, prosecution, maintenance, and defense.

7.3         LICENSEE will not abandon the filing, prosecution, or maintenance of any patent(s) and/or patent application(s) within the PATENT RIGHTS, except upon sixty (60) days’ prior written notice provided to DUKE, and which notice is provided at least sixty (60) days in advance of any material deadlines for the filing, prosecution, or maintenance of such patent(s) or patent application(s), as applicable. Upon the expiration of such sixty (60)-day period, such patents and/or patent applications will no longer be included in the PATENT RIGHTS (and this Agreement is deemed to be so amended accordingly), and LICENSEE surrenders all rights under this Agreement to such patents, patent applications, and any patent or patent applications arising therefrom.

7.4         In the event of LICENSEE’s uncured material breach of Paragraph 7.2 or Paragraph 7.3, or LICENSEE’s abandonment of any PATENT RIGHTS in accordance with Paragraph 7.3, DUKE shall have the right, effective upon thirty (30) days written notice, to assume control over the filing, defense, prosecution, and/or maintenance of the applicable PATENT RIGHTS. In such case, LICENSEE shall promptly transfer all relevant files, documents, and rights necessary for DUKE to assume such responsibilities.

ARTICLE 8 – ENFORCEMENT

8.1         Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by a third party. After the earlier of (a) the FIRST COMMERCIAL SALE or (b) LICENSEE or any SUBLICENSEES makes any Investigational Device Exemption, Investigational New Drug Application (or equivalent), filing with the Food and Drug Administration or any foreign equivalent of any of the foregoing with any foreign authority, LICENSEE has the first right, but not the obligation, to enforce any PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, including those prior to the EFFECTIVE DATE. LICENSEE shall not file any suit without (a) first performing a reasonably thorough, diligent investigation of the merits of such suit, including with respect to the validity and enforceability of the PATENT RIGHTS; and (b) notifying DUKE twenty days before any such filing. This right to enforce includes filing, prosecuting, and settling all infringement actions at its expense, except that LICENSEE shall make any such settlement only after providing DUKE a reasonable opportunity to comment thereon. LICENSEE or any SUBLICENSEES has the right to file suit using counsel of its choosing, subject to DUKE’s approval, which shall not be unreasonably withheld or delayed. LICENSEE may grant to SUBLICENSEES the right to enforce hereunder.

8.2         If LICENSEE has complied with Paragraph 8.1, DUKE shall provide reasonable assistance to LICENSEE with respect to such actions, including becoming a party to such suit if required by a court of competent jurisdiction to prosecute such infringement, but only if promptly reimburses DUKE for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE'S request or reasonably required by DUKE, including but not limited to expenses incurred in complying with discovery duties. DUKE retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Article. LICENSEE shall defend, indemnify and hold harmless DUKE with respect to any claims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Article, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

8.3         DUKE and its employees have a vital interest in lawsuits relating to the validity and enforceability of the PATENT RIGHTS. If a third party files a suit, including as a counterclaim, alleging that any of the PATENT RIGHTS is invalid or unenforceable, then the parties shall jointly control the defense of such claim. Each party shall consult with the other with respect to the defense of such claim, and shall reasonably consider the other party’s input. In furtherance of such joint control, at the onset of such claim and as reasonable during the pendency of any such claim, the parties shall meet and confer in good faith to set a plan for handling the defense thereof. The parties expect that in general (a) LICENSEE will have the right to lead daily activities, including but not limited to discovery, relating to the defense and (b) the parties would make joint filings. Notwithstanding, in the event that the parties cannot agree on how to proceed with respect to such claim, DUKE shall have the right to control the defense thereof on either a temporary or permanent basis. LICENSEE shall be responsible for the reasonable costs and fees associated with the activities under this Paragraph 8.3, except with respect to DUKE’s activities resulting from DUKE’s exercise of its right to control such defense. The parties shall consider reasonable controls on costs and fees as part of an aforementioned meet and confer with respect to the handling of the defense. Notwithstanding, if a third party asserts jurisdiction for any such action solely as the result of acts of DUKE, then DUKE shall be responsible for such reasonable costs and fees.

8.4         If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’s and DUKE’s reasonable expenses and legal fees for the litigation or settlement. The remaining balance shall be distributed between the LICENSEE (85% of the total remaining balance) and DUKE (15% of the total remaining balance).

ARTICLE 9 - WARRANTIES; LIMITATION ON DUKE’S LIABILITY

9.1         DUKE makes no representations or warranties that any claim within the PATENT RIGHTS is or will be held valid, patentable, or enforceable, or that the manufacture, importation, use, offer for SALE, SALE or other distribution of any LICENSED PRODUCTS will not infringe upon any patent or other rights. DUKE’s Office for Translation & Commercialization as of the EFFECTIVE DATE represents that, except for the rights, if any, of the Government of the United State of America: (a) DUKE is the owner of the right, title, and interest in and to the PATENT RIGHTS and the DUKE IND; (b) DUKE has the right to grant licenses thereunder and a right to reference the DUKE IND; (c) DUKE has not granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein; and (d) neither the execution of this Agreement nor the performance of DUKE’s obligations hereunder will constitute a breach under the terms and provisions of any other agreement to which DUKE is a party.

9.2         EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 9.1, DUKE MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS. LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS.

9.3         In no event shall either party be responsible or liable hereunder for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or the PATENT RIGHTS or KNOW-HOW or any other individual or entity regardless of legal or equitable theory.

9.4         LICENSEE shall not make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1         LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless DUKE for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses) excluding any breach of contract claims brought by or on behalf of DUKE (hereinafter, a “Claim”), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability, including errors and omissions, arising from or in connection with, any of the following: (a) any manufacture, use, SALE or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS; (b) the use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; (c) the use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS; (d) any violation of applicable laws, rules, or regulations by LICENSEE or SUBLICENSEES in connection with this Agreement or the PATENT RIGHTS; and (e) any Claim of infringement and/or invalidity of any claim(s) of the PATENT RIGHTS.

10.2         DUKE is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of wrongdoing or non-indemnified liability of DUKE without DUKE’s written approval. DUKE and other parties indemnified hereunder shall reasonably cooperate with LICENSEE as requested in connection with the foregoing.

10.3         Prior to any distribution or commercial use of any LICENSED PRODUCT by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, product liability insurance, and errors and omissions insurance which shall protect LICENSEE and DUKE with respect to the events covered by Paragraph 10.1, and LICENSEE shall require the same of any SUBLICENSEE. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE – or, in the case of a SUBLICENSEE's policy, by said SUBLICENSEE – and must specify DUKE as an additional insured. LICENSEE shall furnish proof of such insurance to DUKE, upon request.

10.4         In no event shall either party hereunder be liable to the other for any special, indirect, punitive, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement, provided that the foregoing shall not apply to breaches of Article 13.

ARTICLE 11 - TERM AND TERMINATION

11.1         This Agreement shall immediately terminate if the LICENSEE enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement (who is not dismissed within sixty (60) days), makes an assignment for the benefit of its creditors, ceases to carry on business, files for bankruptcy, an involuntary petition is filed against LICENSEE and not dismissed within sixty (60) days, or any similar event occurs under the law of any foreign jurisdiction. Except as set forth in Paragraph 15.8, this Agreement cannot be assumed or assigned by LICENSEE, any trustee acting on behalf of the assets of LICENSEE, or otherwise.

11.2         If at any time the LICENSEE ceases to pursue commercial development of the PATENT RIGHTS as contemplated herein in any country in the TERRITORY, then the license grants to LICENSEE set forth in Article 2 with respect to that country in the TERRITORY shall automatically terminate without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by LICENSEE prior to such termination. LICENSEE must provide notice to DUKE immediately in writing if LICENSEE ceases to pursue commercial development of the PATENT RIGHTS or KNOW-HOW in any specific country in the TERRITORY as contemplated herein.

11.3         If LICENSEE fails to make any payment due to DUKE, by the applicable due date therefor, then such failure shall be deemed to be a material breach of this Agreement, subject to the cure period set forth in Paragraph 4.3 or 11.4. A termination of this Agreement stemming from such a breach shall not foreclose DUKE from collection of any amounts remaining unpaid or seeking other legal relief.

11.4         Upon any material breach or default of this Agreement by LICENSEE (other than as specifically provided herein (including with respect to any failure to achieve a DILIGENCE MILESTONE on or before the applicable ACHIEVEMENT DATE, as set forth in Paragraph 5.3), the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph), DUKE has the right to terminate this Agreement effective on sixty (60) days’ (or, in the event of failure to pay, thirty (30) days’) written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the applicable period unless LICENSEE cures the material breach or default before the period expires. LICENSEE’s right to cure a material breach will apply only to the first three (3) material breaches properly noticed under the terms of this Agreement within any two (2)-year period, regardless of the nature of those breaches. Any subsequent uncured material breach by LICENSEE during such two (2) year period will entitle DUKE to terminate this Agreement by written notice without opportunity to cure.

11.5         LICENSEE has the right to terminate this Agreement at any time on sixty (60) days’ written notice to DUKE. Upon termination pursuant to this Paragraph, LICENSEE shall:

(a)         pay all amounts due DUKE through the effective date of the termination;

(b)         submit a final report of the type described in Paragraph 4.2;

(c)         return any patent documentation (including that exchanged under Article 7) concerning the PATENT RIGHTS and any other confidential information or physical materials provided to LICENSEE by DUKE in connection with this Agreement, or, with prior approval by DUKE, destroy such materials, and certify in writing that such materials have all been returned or destroyed;

(d)         suspends its manufacture, use and SALE of the LICENSED PRODUCT(S); and

(e)         provide DUKE copies of any regulatory information filed with any U.S. or foreign government agency by LICENSEE or any AFFILIATE thereof with respect to LICENSED PRODUCTS.

11.6         Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows: (a) obligations to pay royalties and other sums, including any outstanding patent fees and costs pursuant to Article 7 up to the termination date, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination and whether or not a required funding event or other stock transfer trigger has yet been met; (b) DUKE's rights to inspect books and records as described in Article 4, and LICENSEE's obligations to keep such records for the required time; (c) any cause of action or claim of LICENSEE or DUKE accrued or to accrue because of any breach or default by the other party hereunder; (d) the provisions of Articles 1, 3.7, 9, 10, 13, 15; (e) LICENSEE may, within one hundred eighty (180) days after the effective date of any termination, sell all LICENSED PRODUCT that it has on hand as of the effective date of termination, provided that LICENSEE pays to DUKE any royalties thereon pursuant to Paragraph 3.1(b); and (f) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

Termination by either party hereunder shall not alter or affect any other rights or relief that either party may be entitled to under law.

11.7         Upon termination of this Agreement, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS within the scope of the PATENT RIGHTS, LICENSEE agrees upon DUKE’s written request, subject to the rights of any SUBLICENSEES or other third parties with respect thereto, to enter into good faith negotiations with DUKE or DUKE’s future licensee(s) with respect to the PATENT RIGHTS for the purpose of granting DUKE or such future licensee(s) rights to said modifications or improvements, with such negotiations to be undertaken in a timely fashion and any such agreement to be under commercially reasonable terms.

11.8         If LICENSEE or a SUBLICENSEE, or any AFFILIATE thereof, asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or through any other party, then DUKE shall have the right to immediately terminate this Agreement upon written notice to LICENSEE, provided that, in the case of such an assertion by a SUBLICENSEE, such termination shall not become effective until the thirtieth (30th) day following DUKE’s notice to LICENSEE of such assertion and shall only become effective as of such date if (i) such SUBLICENSEE has not withdrawn or terminated such assertion or proceeding and (ii) the applicable SUBLICENSE AGREEMENT has not been terminated. Notwithstanding the foregoing, the Parties agree that this Paragraph 11.8 shall not apply to any such assertion by any SUBLICENSEE with respect to any PATENT RIGHT to which such SUBLICENSEE is not sublicensed rights under this Agreement.

ARTICLE 12 - NOTICES

Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail, to the address set forth below or such other address as set forth below and as such party specifies by written notice given in conformity herewith. Any notice, request, or report not sent to an address provided below is not effective until actually received by the other party.

To DUKE:	To LICENSEE:
For delivery via the U.S. Postal Service
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For delivery via nationally/internationally recognized courier
DUKE UNIVERSITY [***]
For delivery via electronic mail
[***]

ARTICLE 13 - CONFIDENTIALITY

13.1         DUKE and LICENSEE will treat any Confidential Information disclosed to it by the other party with reasonable care and will not disclose such information to any other person, firm or corporation, except AFFILIATES bound by the obligations of confidentiality and restricted use set forth in this Article. The receiving party may not use the disclosing Party’s Confidential Information other than for the benefit of the Parties hereto and for the performance of this Agreement. These obligations of non-disclosure and restricted use will remain in effect for each subject disclosure of CONFIDENTIAL INFORMATION for five (5) years from the date of disclosure. However, neither Party is obligated, with respect to Confidential Information disclosed to it, or any part thereof, which:

(a)         is already known to the receiving party at the time of the disclosure;

(b)         becomes publicly known without the wrongful act or breach of this Agreement by the receiving party;

(c)         is rightfully received by the receiving party from a third party on a non-confidential basis;

(d)         is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e)         is approved for release by prior written authorization of the disclosing Party; or

(f)         is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article.

13.2         DUKE and LICENSEE agree that any information to be treated as Confidential Information under this Article must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL.” Confidential Information disclosed orally must be summarized and reduced to writing and communicated to the other party within 30 days of such disclosure. Notwithstanding the foregoing, any information which by its nature is confidential and a person in the industry would reasonably be expected to know that the information should be treated as confidential shall be considered CONFIDENTIAL INFORMATION regardless of whether it has been marked “CONFIDENTIAL” or a party has otherwise provided notice confirming the confidentiality of the information.

13.3         LICENSEE may use and disclose any CONFIDENTIAL INFORMATION related to the PATENT RIGHTS to actual or prospective investors, SUBLICENSEES, licensors, licensees, lenders, bankers, acquirers, acquisition, or merger targets, contractors, employees, officers, directors, consultants and agents with a need to know, collaborators, prospective collaborators and other third parties in the chain of development, manufacturing, commercialization and distribution, but if and only if LICENSEE obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE’s confidential information as those provided in this Article.

13.4         “CONFIDENTIAL INFORMATION” shall mean, with respect to a party hereto, all information regarding such party’s technology, products, business, finances, or objectives, that is disclosed to the other party and marked “CONFIDENTIAL”. Notwithstanding anything to the contrary in this Agreement, all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the PATENT RIGHTS (no matter how disclosed) is the Confidential Information of both Parties and subject to the provisions of this Article. DUKE acknowledges that other than information relating to PATENT RIGHTS, DUKE has not disclosed any Confidential Information to LICENSEE.

ARTICLE 14 – DISPUTE RESOLUTION

14.1         In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of sixty (60) days of the first written notice of dispute by either party to the other, then, upon written request for mediation by either party to the other, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures and to be scheduled within sixty (60) days of the written notice requesting mediation. If the parties fail to reach agreement by mediation, then all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitration panel shall consist of three members, selected as follows: one member to be selected by each party, and those two members are to select a third member who will chair the panel.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and shall be binding on the parties. The negotiation, mediation, and arbitration described above shall take place at a mutually agreed upon location in Durham, North Carolina.

14.2         Either Party may seek to enforce any written agreement reached by the Parties during mediation, or to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction, provided that any Party moving to enforce, confirm or vacate any such agreement or award, as the case may be, will file such motion under seal unless prohibited under applicable court rules. Notwithstanding the agreement to such procedures, either Party may seek equitable relief to enforce its rights in any court of competent jurisdiction.

ARTICLE 15 ‑ MISCELLANEOUS PROVISIONS

15.1         This Agreement shall be governed by and construed under the laws of the state of North Carolina without regard for principles of choice of law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2         DUKE and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, such as to add new rights, but no modification will be effective unless both DUKE and LICENSEE agree to it in writing.

15.3         If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

15.4         No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

15.5         LICENSEE shall, and shall require its AFFILIATES exercising or performing LICENSEE's rights or obligations hereunder and SUBLICENSEES to, refrain from using the name, mark, logo, image or any adaption thereof of DUKE or its employees in publicity or advertising without the prior written approval of DUKE, provided that the foregoing shall not apply to the extent such use is required by applicable law, rule, or regulation. Reports in scientific literature and presentations of joint research and development work are not publicity or advertising for purposes hereof. Notwithstanding this provision, without prior written approval of DUKE, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS were developed by LICENSEE based upon an invention(s) developed at Duke University and/or that the PATENT RIGHTS were licensed from Duke University. However, in no event, shall LICENSEE or SUBLICENSEE represent, either directly or indirectly, that any product or service is a product or service of DUKE.

15.6         LICENSEE agrees to comply with all applicable laws and regulations, including but not limited to all United States laws and regulations controlling the export of commodities and technical data.

15.7         It is expressly understood and agreed that DUKE and LICENSEE are independent contractors. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other. Nothing in this Agreement shall be deemed to create or constitute a partnership or joint venture between DUKE and LICENSEE.

15.8         LICENSEE may not assign this Agreement without the prior written consent of DUKE and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement not permitted under this Paragraph 15.8 will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to DUKE. Notwithstanding the foregoing, LICENSEE may, without DUKE’s consent, assign this Agreement to a purchaser or assignee (by operation of law, contract or otherwise) of all or substantially all of LICENSEE’s assets or business relating to the subject matter of this Agreement, so long as (a) LICENSEE is not then in material breach of this Agreement and (b) within thirty (30) days of such transaction, the assignee provides a statement in writing to DUKE that it agrees to accept all the terms and conditions of this Agreement (including, to the extent LICENSEE does not remain liable therefor to DUKE, obligations existing as of the time of such assignment) in the place of LICENSEE. The transfer of this Agreement by LICENSEE to an AFFILIATE shall not be considered to be an assignment subject to this Paragraph 15.8 and shall be permitted without DUKE’s consent.

15.9         If the registration, recordation, or reporting to a national or supranational agency of this Agreement, its terms, or assignment thereof is or becomes required or advisable (e.g., as a prerequisite to enforceability of the Agreement in such nation), LICENSEE shall at its expense, promptly undertake such action. However prior to such action, LICENSEE shall provide prompt notice thereof to DUKE along with copies of relevant documentation to be submitted for DUKE’s approval, such approval not to be unreasonably withheld.

15.10         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email in “PDF” form with any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign), or via other transmission method.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR DUKE UNIVERSITY
By	/s/ Alexandra MacLean	By	/s/ Robin L. Rasor
Name:	Alexandra MacLean	Name:	Robin L. Rasor
Title:	President and CEO	Title:	Associate Vice President, Translation and Commercialization

EXHIBIT A

PATENT RIGHTS

[Exhibit A to Duke – Avenue License Agreement]

EXHIBIT B

KNOW-HOW

[Exhibit B to Duke – Avenue License Agreement]